Exhibit 2.1

DESCRIPTION OF C3IS INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

References in this description to the “Company,” “we,” “our,” “or “us” are to C3is Inc. Defined terms used but not defined herein have the meaning given to them in our Annual Report on Form 20-F to which this description is an exhibit.

The common stock of C3is Inc., par value $0.01 per share (the “Common Stock”) is the only securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. The Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”) is not so registered. This description does not describe every aspect of the Company’s capital stock and is subject to, and qualified in its entirety by reference to, the provisions of the Company’s Restated Articles of Incorporation, as amended, including the Series A Convertible Preferred Stock Statement of Designations, and the Company’s Amended and Restated By-laws, each as currently in effect, each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of the Company, to which this description is filed as Exhibit 2.1.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. All of our shares of stock are in registered form. As of April 26, 2024, we had 5,818,227 shares of common stock outstanding. As of April 26, 2024, we also had outstanding Class A Warrants to purchase up to 47,650 shares of common stock at an exercise price of $105.00 per share, outstanding Class B-1 Warrants to purchase up to 135,128 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, or pursuant to alternative cashless exercise for no consideration, outstanding Class B-2 Warrants to purchase up to 10,593,142 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, outstanding Class C-1 Warrants to purchase up to 101,412 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, or pursuant to alternative cashless exercise for no consideration, and outstanding Class C-2 Warrants to purchase up to 9,119,952 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, and 600,000 Series A Convertible Preferred Shares, with an aggregate liquidation preference of $15,000,000 and a conversion price of $1.2573, issued and outstanding.

All share amounts reflect the 1-for-100 reverse split of the Common Stock effected by us at 11:59 pm, Eastern Time, on April 11, 2024.

Common Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 2,000,000,000 shares of common stock, par value $0.01 per share, of which 5,818,227 were issued and outstanding as of April 26, 2024. As of April 26, 2024, we also had outstanding Class A Warrants to purchase up to 47,650 shares of common stock at an exercise price of $105.00 per share, outstanding Class B-1 Warrants to purchase up to 135,128 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, or pursuant to alternative cashless exercise for no consideration, outstanding Class B-2 Warrants to purchase up to 10,593,142 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, outstanding Class C-1 Warrants to purchase up to 101,412 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, or pursuant to alternative cashless exercise for no consideration, and outstanding Class C-2 Warrants to purchase up to 9,119,952 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, and 600,000 Series A Convertible Preferred Shares, with an aggregate liquidation preference of $15,000,000 and a conversion price of $1.2573, issued and outstanding.

Each outstanding common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our Common Shares (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued Common Shares when issued will be fully paid for and non-assessable.

Prior to the time of the Spin-Off, our stockholders approved an amendment of the Company’s amended and restated articles of incorporation to effect one or more reverse stock splits of the shares of our common stock issued and outstanding at the time of the reverse split at an exchange ratio of between one-for-two and one-for-five hundred, with the Board of Directors to determine, in its sole discretion, whether to implement any reverse stock split, as well as the specific timing and ratio, within such approved range of ratios; provided that any such split is implemented prior to the third anniversary of the Spin-Off.

Preferred Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share, of which 600,000 shares are designated as Series A Convertible Preferred Shares all of which were issued and outstanding on April 26, 2024. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the relative voting power of the holders of our Common Shares. See “Description of Series A Convertible Preferred Shares” below.

Distribution Agent, Transfer Agent and Registrar

Equiniti Trust Company, LLC serves as transfer agent and registrar for the C3is Common Shares and warrant agent for the Class A Warrants.

Listing

Our Common Shares are listed on the Nasdaq Capital Market under the symbol “CISS.”

Warrants

General. As of April 26, 2024, we had outstanding Class A Warrants to purchase up to 47,650 shares of common stock at an exercise price of $105.00 per share, outstanding Class B-1 Warrants to purchase up to 135,128 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, or pursuant to alternative cashless exercise for no consideration, outstanding Class B-2 Warrants to purchase up to 10,593,142 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, outstanding Class C-1 Warrants to purchase up to 101,412 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment, or pursuant to alternative cashless exercise for no consideration, and outstanding Class C-2 Warrants to purchase up to 9,119,952 shares of common stock at an exercise price of $1.2573 per share, subject to adjustment.

Class A Warrants

The following summary of certain terms and provisions of the Class A Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Class A Warrants, which is filed as an exhibit to this Annual Report.

Exercisability. The Class A Warrants are exercisable at any time after their original issuance, of July 5, 2023, up to the date that is five years after their original issuance (July 5, 2028). The Class A Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common stock underlying the Class A Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the common stock underlying the Class A Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Class A Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Class A Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants that would result in the holder beneficially owning in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class A warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Class A Warrants is $105.00 per share. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the Class A Warrants, may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants. Without an active trading market, the liquidity of the Class A Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Class A Warrants, or by virtue of such holder’s ownership of our common stock, the holder of a Class A Warrant, does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class A Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrant, in the event of certain fundamental transactions, the holders of the Class A Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants on the date of consummation of such transaction.law.

Governing Law. The Class A Warrants and related warrant agency agreement are governed by New York.

Class B-1 Warrants

The following summary of certain terms and provisions of the Class B-1 Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the form of the Class B-1 Warrant, which is filed as an exhibit to this Annual Report.

Exercisability. Each Class B-1 Warrant entitles its holder to purchase one Common Share at an exercise price of $1.2573 per share, subject to adjustment. Each Class B-1 Warrant is immediately exercisable upon issuance and will expire on the fifth anniversary of the issuance date of January 23, 2024. Each Class B-1 Warrant is exercisable, at the option of the holder, in whole or in part upon delivery to the Company of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of Common Shares to be purchased, provided, however, that if at the time of exercise, there is no effective registration statement, or the prospectus contained therein is not available, for the issuance of Common Shares underlying the Class B-1 Warrants, a holder may, in its sole discretion, elect to exercise the Class B-1 Warrant through a cashless exercise, in which case such holder will receive a number of Common Shares determined according to the formula set forth in the form of the Class B-1 Warrant. If the holder of any Class B-1 Warrant would be entitled, upon the exercise of such warrant, including by reason of any adjustment as described below, to receive a fractional interest in a Common Share, we will, upon such exercise, round up to the nearest whole number the number of Common Shares to be issued to such holder. Subject to applicable laws, the Class B-1 Warrants may be offered for sale, sold, transferred or assigned without our consent. We do not intend to apply to list the Class B-1 Warrants on any securities exchange or nationally recognized trading system.

A holder may also effect an “alternative cashless exercise” at any time while the Class B-1 Warrant is outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the number of Class B-1 Warrants being exercised.

Exercise Limitation. A holder will not have the right to exercise any portion of Class B-1 Warrants if such holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such exercise, with such percentage to be determined in accordance with the terms set forth in form of the Class B-1 Warrant; provided, however, that a holder may increase such threshold percentage to any other percentage not in excess of 9.99% by giving written notice to us.

Exercise Price. The exercise price of the Class B-1 Warrants will be adjusted in certain circumstances, including in the event of a stock dividend, stock split, stock combination, or certain reclassifications, as described in the form of the Class B-1 Warrant. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Shares and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such period and the number of Common Shares issuable upon exercise will be proportionately adjusted such that the aggregate price at the original issuance date of the warrant will remain unchanged.

Subject to certain exemptions outlined in the Class B-1 Warrant, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or convertible security, at an effective price per share less than the exercise price of the Class B-1 Warrant then in effect, the exercise price will be reduced to such price, provided that, the exercise price will not be less than $0.10.

Rights as a Warrant Holder. In certain circumstances involving the reorganization of the Company, including a merger or consolidation, certain tender or exchange offers, a dissolution of the Company following the sale of substantially all of its assets and certain reclassifications, reorganizations or recapitalizations involving the Common Shares, holders of the Class B-1 Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction, as described in the form of the Class B-1 Warrant. Additionally, as more fully described in the Class B-1 Warrants, in the event of certain fundamental transactions, the holders of the Class B-1 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class B-1 Warrants on the date of consummation of such transaction.

Except as otherwise provided in the terms of the Class B-1 Warrants, a Class B-1 Warrant does not entitle its holder to any of the rights or privileges of a holder of our Common Shares, including, without limitation, the right to vote or the right to receive notice as shareholders in respect of the meetings of shareholders.

Governing Law. The Class B-1 Warrants shall be governed by and construed in accordance with the laws of the State of New York, and the state and federal courts sitting in the City of New York shall be the sole and exclusive forum for any action asserting a claim arising out of transactions involving the Class B-1 Warrants.

Class B-2 Warrants

The following summary of certain terms and provisions of the Class B-2 Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the form of the Class B-2 Warrant, which is filed as an exhibit to this Annual Report.

Exercisability. Each Class B-2 Warrant entitles its holder to purchase one Common Share at an exercise price of $1.2573 per share, subject to adjustment. Each Class B-2 Warrant is immediately exercisable upon issuance and will expire on the fifth anniversary of the issuance date of January 23, 2024. Each Class B-2 Warrant is exercisable, at the option of the holder, in whole or in part upon delivery to the Company of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of Common Shares to be purchased. If the holder of any Class B-2 Warrant would be entitled, upon the exercise of such warrant, including by reason of any adjustment as described below, to receive a fractional interest in a Common Share, we will, upon such exercise, round up to the nearest whole number the number of Common Shares to be issued to such holder. Subject to applicable laws, the Class B-2 Warrants may be offered for sale, sold, transferred or assigned without our consent. We do not intend to apply to list the Class B-2 Warrants on any securities exchange or nationally recognized trading system.

Exercise Limitation. A holder will not have the right to exercise any portion of Class B-2 Warrants if such holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such exercise, with such percentage to be determined in accordance with the terms set forth in form of the Class B-2 Warrant; provided, however, that a holder may increase such threshold percentage to any other percentage not in excess of 9.99% by giving written notice to us.

Exercise Price. The exercise price of the Class B-2 Warrants will be adjusted in certain circumstances, including in the event of a stock dividend, stock split, stock combination, or certain reclassifications, as described in the form of the Class B-2 Warrant. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Shares and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such five day period and the number of Common Shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price at the original issuance date of the warrant will remain unchanged.

Subject to certain exemptions outlined in the Class B-2 Warrant, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or convertible security, at an effective price per share less than the exercise price of the Class B- 2 Warrant then in effect, the exercise price will be reduced to such price, provide that, the exercise price will not be less than $0.10, and the number of Common Shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Rights as a Warrant Holder. In certain circumstances involving the reorganization of the Company, including a merger or consolidation, certain tender or exchange offers, a dissolution of the Company following the sale of substantially all of its assets and certain reclassifications, reorganizations or recapitalizations involving the Common Shares, holders of the Class B-2 Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction, as described in the form of the Class B-2 Warrant.

Additionally, as more fully described in the Class B-2 Warrants, in the event of certain fundamental transactions, the holders of the Class B-2 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class B-2 Warrants on the date of consummation of such transaction.

Except as otherwise provided in the terms of the Class B-2 Warrants, a Class B-2 Warrant does not entitle its holder to any of the rights or privileges of a holder of our Common Shares, including, without limitation, the right to vote, or the right to receive notice as shareholders in respect of the meetings of shareholders.

Governing Law. The Class B-2 Warrants shall be governed by and construed in accordance with the laws of the State of New York, and the state and federal courts sitting in the City of New York shall be the sole and exclusive forum for any action asserting a claim arising out of transactions involving the Class B-2 Warrants.

Class C-1 Warrants

The following summary of certain terms and provisions of the Class C-1 Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the form of the Class C-1 Warrant, which is filed as an exhibit to this Annual Report.

Exercisability. Each Class C-1 Warrant entitles its holder to purchase one Common Share at an exercise price of $1.2573 per share, subject to adjustment. Each Class C-1 Warrant is immediately exercisable upon issuance and will expire on the fifth anniversary of the issuance date of March 19, 2024. Each Class C-1 Warrant is exercisable, at the option of the holder, in whole or in part upon delivery to the Company of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of Common Shares to be purchased, provided, however, that if at the time of exercise, there is no effective registration statement, or the prospectus contained therein is not available, for the issuance of Common Shares underlying the Class C-1 Warrants, a holder may, in its sole discretion, elect to exercise the Class C-1 Warrant through a cashless exercise, in which case such holder will receive a number of Common Shares determined according to the formula set forth in the form of the Class C-1 Warrant. If the holder of any Class C-1 Warrant would be entitled, upon the exercise of such warrant, including by reason of any adjustment as described below, to receive a fractional interest in a Common Share, we will, upon such exercise, round up to the nearest whole number the number of Common Shares to be issued to such holder. Subject to applicable laws, the Class C-1 Warrants may be offered for sale, sold, transferred or assigned without our consent. We do not intend to apply to list the Class C-1 Warrants on any securities exchange or nationally recognized trading system.

A holder may also effect an “alternative cashless exercise” at any time while the Class C-1 Warrant is outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the number of Class C-1 Warrants being exercised.

Exercise Limitation. A holder will not have the right to exercise any portion of Class C-1 Warrants if such holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such exercise, with such percentage to be determined in accordance with the terms set forth in form of the Class C-1 Warrant; provided, however, that a holder may increase such threshold percentage to any other percentage not in excess of 9.99% by giving written notice to us.

Exercise Price. The exercise price of the Class C-1 Warrants will be adjusted in certain circumstances, including in the event of a stock dividend, stock split, stock combination, or certain reclassifications, as described in the form of the Class C-1 Warrant. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Shares and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such period and the number of Common Shares issuable upon exercise will be proportionately adjusted such that the aggregate price at the original issuance date of the warrant will remain unchanged.

Subject to certain exemptions outlined in the Class C-1 Warrant, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or convertible security, at an effective price per share less than the exercise price of the Class C-1 Warrant then in effect, the exercise price will be reduced to such price, provided that, the exercise price will not be less than the greater of (1) twenty percent (20%) of the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d)(1)(A), on the original issuance date of the Class C-1 Warrants of March 19, 2024, which equals to $0.60, or (2) $0.10.

Rights as a Warrant Holder. In certain circumstances involving the reorganization of the Company, including a merger or consolidation, certain tender or exchange offers, a dissolution of the Company following the sale of substantially all of its assets and certain reclassifications, reorganizations or recapitalizations involving the Common Shares, holders of the Class C-1 Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction, as described in the form of the Class C-1 Warrant. Additionally, as more fully described in the Class C-1 Warrants, in the event of certain fundamental transactions, the holders of the Class C-1 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class C-1 Warrants on the date of consummation of such transaction.

Except as otherwise provided in the terms of the Class C-1 Warrants, a Class C-1 Warrant does not entitle its holder to any of the rights or privileges of a holder of our Common Shares, including, without limitation, the right to vote or the right to receive notice as shareholders in respect of the meetings of shareholders.

Governing Law. The Class C-1 Warrants shall be governed by and construed in accordance with the laws of the State of New York, and the state and federal courts sitting in the City of New York shall be the sole and exclusive forum for any action asserting a claim arising out of transactions involving the Class B-1 Warrants.

Class C-2 Warrants

The following summary of certain terms and provisions of the Class C-2 Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the form of the Class C-2 Warrant, which is filed as an exhibit to this Annual Report.

Exercisability. Each Class C-2 Warrant entitles its holder to purchase one Common Share at an exercise price of $1.2573 per share, subject to adjustment. Each Class C-2 Warrant is immediately exercisable upon issuance and will expire on the fifth anniversary of the issuance date of March 19, 2024. Each Class C-2 Warrant is exercisable, at the option of the holder, in whole or in part upon delivery to the Company of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of Common Shares to be purchased. If the holder of any Class C-2 Warrant would be entitled, upon the exercise of such warrant, including by reason of any adjustment as described below, to receive a fractional interest in a Common Share, we will, upon such exercise, round up to the nearest whole number the number of Common Shares to be issued to such holder. Subject to applicable laws, the Class C-2 Warrants may be offered for sale, sold, transferred or assigned without our consent. We do not intend to apply to list the Class C-2 Warrants on any securities exchange or nationally recognized trading system.

Exercise Limitation. A holder will not have the right to exercise any portion of Class C-2 Warrants if such holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such exercise, with such percentage to be determined in accordance with the terms set forth in form of the Class C-2 Warrant; provided, however, that a holder may increase such threshold percentage to any other percentage not in excess of 9.99% by giving written notice to us.

Exercise Price. The exercise price of the Class C-2 Warrants will be adjusted in certain circumstances, including in the event of a stock dividend, stock split, stock combination, or certain reclassifications, as described in the form of the Class C-2 Warrant. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Shares and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following such event is less than the exercise price then in effect, then the exercise price shall be reduced to the lowest daily volume weighted average price during such five day period and the number of Common Shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price at the original issuance date of the warrant will remain unchanged.

Subject to certain exemptions outlined in the Class C-2 Warrant, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Shares or convertible security, at an effective price per share less than the exercise price of the Class C-2 Warrant then in effect, the exercise price will be reduced to such price, provide that, the exercise price will not be less than the greater of (1) twenty percent (20%) of the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d)(1)(A), on the original issuance date of the Class C-1 Warrants of March 19, 2024, which equals to $0.60, or (2) $0.10, and the number of Common Shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Rights as a Warrant Holder. In certain circumstances involving the reorganization of the Company, including a merger or consolidation, certain tender or exchange offers, a dissolution of the Company following the sale of substantially all of its assets and certain reclassifications, reorganizations or recapitalizations involving the Common Shares, holders of the Class C-2 Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such transaction, as described in the form of the Class C-2 Warrant. Additionally, as more fully described in the Class C-2 Warrants, in the event of certain fundamental transactions, the holders of the Class C-2 Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class C-2 Warrants on the date of consummation of such transaction.

Except as otherwise provided in the terms of the Class C-2 Warrants, a Class C-2 Warrant does not entitle its holder to any of the rights or privileges of a holder of our Common Shares, including, without limitation, the right to vote, or the right to receive notice as shareholders in respect of the meetings of shareholders.

Governing Law. The Class C-2 Warrants shall be governed by and construed in accordance with the laws of the State of New York, and the state and federal courts sitting in the City of New York shall be the sole and exclusive forum for any action asserting a claim arising out of transactions involving the Class C-2 Warrants.

Series A Convertible Preferred Shares

General. We have 600,000 Series A Convertible Preferred Shares authorized, and 600,000 Series A Convertible Preferred Shares issued and outstanding, all of which are held by Imperial Petroleum. The Series A Convertible Preferred Shares entitle the holder thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. The Series A Convertible Preferred Shares are fully paid and nonassessable. Each share of Series A Convertible Preferred Shares has a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared.

The Series A Convertible Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Convertible Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. We have no obligation to redeem or repurchase any Series A Convertible Preferred Shares at any time.

Liquidation Preference. The holders of issued and outstanding Series A Convertible Preferred Shares are entitled, upon the occurrence of a Liquidation Event (as defined below), to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to (but not including) the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our Common Shares or any other Junior Securities. In the event that our assets available for distribution to holders of the issued and outstanding Series A Convertible Preferred Shares and any Parity Securities (as defined below) are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Convertible Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding shares of Series A Convertible Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the Common Shares and any other Junior Securities (as defined below) then issued and outstanding according to their respective rights. “Liquidation Event” for purposes of the Series A

Convertible Preferred Shares is any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

Dividends. Cumulative dividends on our Series A Convertible Preferred Shares are payable in cash or, at our election, in our Common Shares, valued at the volume-weighted average price of the common stock for the 10 trading days prior to the dividend payment date, quarterly on each January 15, April 15, July 15 and October 15, commencing October 15, 2023, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day. The dividend rate for our Series A Convertible Preferred Shares is 5.0% per annum per $25.00 of liquidation preference per share (equal to $1.25 per annum per share) and is not subject to adjustment.

No dividend may be declared or paid or set apart for payment on any Junior Securities (as defined below) (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series A Convertible Preferred Shares and any Parity Securities (as defined below) through the most recent respective dividend payment dates.

Conversion. Our Series A Convertible Preferred Shares are convertible into our Common Shares at the holder’s option at any time and from time to time, commencing 90 days after the original issue date of the Series A Convertible Preferred Shares, at a conversion price equal to 150% of the volume weighted average price per Common Share over the five consecutive trading day period commencing on the trading day immediately succeeding the original issuance date of the Series A Convertible Preferred Shares (adjusted for any stock splits, reverse stock splits or stock dividends). The conversion price is adjusted to the lowest price of issuance of common stock by the Company in any registered offering of common stock after the original issuance of Series A Convertible Preferred Stock on June 21, 2023, including any subsequent adjustments of the price for such shares, and, accordingly, has been adjusted to $1.2573, accounting for the adjustment of the exercise price of the Class B-1, B-2, C-1 and C-2 Warrants previously issued in registered offerings based on the daily VWAP for the Common Shares during an adjustment period relating to the reverse split effected on April 11, 2024 at 11:59 p.m., Eastern time. The conversion price will be further adjusted to the lowest price of issuance of common stock by the Company in any registered offering of common stock after the original issuance of Series A Convertible Preferred Shares, including any subsequent adjustments of the price for such shares.

Voting. The Series A Convertible Preferred Shares entitle Imperial Petroleum to a number of votes equal to the number of our Common Shares into which the shares are then convertible multiplied by 30 provided however, that voting rights may not be exercised pursuant to Series A Convertible Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series A Convertible Preferred Shares, Common Shares or otherwise) exceeding 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Convertible Preferred Shares, voting as a single class, we may not (i) adopt any amendment to our articles of incorporation or Statement of Designations that adversely affects the Series A Convertible Preferred Shares, (ii) issue any Parity Securities if the cumulative dividends payable on outstanding Series A Convertible Preferred Shares are in arrears, (iii) create or issue any Senior Securities, (iv) effect, or enter into any agreement to effect, a change of control or sale of all or substantially all of the Company’s consolidated assets or (v) modify or change the nature of the Company’s or any subsidiary’s business.

Ranking. The Series A Convertible Preferred Shares, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

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senior to all classes of our Common Shares, and to each other class or series of shares established after the initial issue date of the Series A Convertible Preferred Shares by our board of directors, the terms of which class or series expressly provide that it is made junior to the Series A Convertible Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Junior Securities”);

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on a parity with any class or series of shares established after the initial issue date of the Series A Convertible Preferred Shares by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series A Convertible Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Parity Securities”); and

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junior to (i) all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and (ii) each class or series of capital stock expressly made senior to the Series A Convertible Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in this clause (ii), the “Senior Securities”).

Under the Statement of Designations, we may issue Junior Securities and Parity Securities from time to time in one or more series without the consent of the holders of the Series A Convertible Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described above.

Transferability; Other. The Series A Convertible Preferred Shares are not transferable, and we do not intend to list the Series A Convertible Preferred Shares on any securities exchange or other trading market.

Articles of Incorporation and Bylaws

Purpose.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors.

Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dissenters’ Rights of Appraisal and Payment.

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting stockholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions.

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents.

Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock.

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 200,000,000 shares of blank check preferred stock, of which 600,000 shares have been designated Series A Convertible Preferred Stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors.

Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors.

Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders.

Our bylaws provide that special meetings of our stockholders may be called only by resolution of our Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual meeting. If, however, the date of our annual meeting is more than 30 days before or 60 days after the first anniversary date of the previous year’s annual meeting, a stockholder’s notice must be received at our principal executive offices by the later of (i) the close of business on the 90th day prior to the annual meeting date or (ii) the close of business on the tenth day following the date on which such annual meeting date is first publicly announced or disclosed by us. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations.

Our articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

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persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

•	Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

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the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

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upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares;

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following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	a transaction with a stockholder that was or became an interested stockholder at the time the Spin-Off Distribution was consummated.

Certain Marshall Islands Company Considerations

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws, and by the BCA. You should be aware that the BCA differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Republic of the Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights.

Marshall Islands	Delaware
Stockholder Meetings and Voting Rights
Held at a time and place as designated or in the manner provided in the bylaws.	Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or outside the Republic of the Marshall Islands.	May be held within or outside Delaware.

Notice:	Notice:

Whenever stockholders are required or permitted to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, written notice shall state the place, if any, date and hour of the meeting and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at the meeting.

A copy of the notice of any meeting shall be given not less than 15 nor more than 60 days before the meeting.	Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.

Any action required or permitted to be taken by meeting of stockholders may be taken without meeting if consent is in writing and is signed by all the stockholders entitled to vote.	Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consent is in writing and signed by the holders of outstanding stock having the number of votes necessary to authorize or take action at a meeting.

Each stockholder entitled to vote may authorize another person to act for him by proxy.	Each stockholder entitled to vote may authorize another person or persons to act for each stockholder by proxy.

Marshall Islands	Delaware
Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote shall constitute a quorum but in no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	The certificate of incorporation or bylaws may specify the number necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

Except as otherwise required by the BCA or the articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or the articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

Unless otherwise specified in the certificate of incorporation or bylaws, directors shall be elected by a plurality of the votes of the stocks entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the stocks entitled to vote on the subject matter shall be the act of the stockholders

The articles of incorporation may provide for cumulative voting	The certificate of incorporation may provide for cumulative voting

Dissenters’ Rights of Appraisal

Stockholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions.	Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:	The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Alters or abolishes any preferential right of any outstanding shares having preferences; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware
Stockholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor by a holder of shares or of a beneficial interest in such shares. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Attorney’s fees may be awarded if the action is successful.

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less.

In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Delaware Court of Chancery Rule 23.1 governs the procedures for derivative actions by stockholders.

Directors

Board must consist of at least one member.	Board must consist of at least one member.

Removal:

•  Any or all of the directors may be removed for cause by vote of the stockholders.

•  If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders.

Number of board members may be fixed by the bylaws, by the stockholders, or by action of the board under the specific provisions of a bylaw.

Removal:

•  Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Marshall Islands	Delaware
Number of board members may be changed by amendment of the bylaws, by the stockholders or by action of the board under specific provision of a bylaw; however if the board is authorized to change the number of directors, it can only do so by a majority of the entire board.	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate.

Duties of Directors

Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.